Exhibit 1.1

July 14, 2014

StemCells, Inc.

7707 Gateway Blvd., Suite 140

Newark, CA 94560

Thank you for the opportunity to work with you and your company, StemCells, Inc.

This letter agreement (the “Agreement”) confirms that StemCells, Inc., inclusive of its subsidiaries, (“Client”) has engaged Ascendiant Capital Markets, LLC (“Ascendiant”) to act on a best efforts basis as financial advisor and exclusive placement agent (as defined in Section 4 below) for the Client in connection with the structuring, issuance, and sale of equity “Securities” to “Investors” (pursuant to the definitions of Transaction, Securities and Investors below). Ascendiant Capital Markets, LLC is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the FINRA and SIPC.

Accordingly, we hereby mutually and expressly agree as follows:

1.	Securities. The term “Securities”, as used herein, shall be defined to mean StemCells, Inc.’s units consisting of common stock (“Common Stock”) and warrants to purchase Common Stock.

2.	Transaction. The term “Transaction”, as used herein, shall be defined as the sale, placement or issuance of Client’s Securities pursuant to a registration statement under the Securities Act of 1933 to any institutional and/or accredited Investor(s), but not including issuances of equity in connection with strategic transactions, loans and stock issuances not chiefly to raise capital. The actual terms and structure of the Transaction will depend on market conditions and will be subject to negotiation between the Client, Ascendiant, and prospective Investors.

3.	Investor(s) The term “Investor” or “Investors”, as used herein, shall be defined as and include any natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities, and any and all related affiliates for which the Investors maintain direct or indirect control, that consummate a Transaction with Client.

4.	Engagement. In connection herewith, Ascendiant shall provide the following financial advisory and exclusive placement agent services on a “best efforts” basis to the Client:

a.	advise the Client with respect to the form and structure of each Transaction;

b.	assist the Client in developing any necessary presentation materials;

c.	identify and make contact with prospective Investors;

d.	assist the Client in conducting presentations and due diligence meetings with prospective Investors; and

e.	provide such other financial advisory and investment banking services as are reasonably necessary to consummate each Transaction.

Ascendiant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Ascendiant provided for herein which requires Client to provide certain information to assist Ascendiant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Ascendiant to complete the work. The services of Ascendiant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant.

It is expressly understood and agreed that Ascendiant shall have no power to bind Client to any Transaction or contract obligation. Client shall have the right to refuse any Transaction proposal presented to it in its sole discretion without incurring any obligations to Ascendiant or any liabilities except as expressly provided in Section 6 of this Agreement.

It is understood and agreed that the execution of this Agreement shall not be deemed or construed as obligating Ascendiant to purchase any of the Securities and there is no obligation on the part of Ascendiant to place the Securities. Although Ascendiant cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

5.	Success Fee. Client agrees that should Client accept and complete the Transaction, from any Investors introduced by Ascendiant during the Term of this Agreement, there shall become due and payable to Ascendiant immediately upon consummation of the Transaction, a fee equal to six percent (6%) of the gross proceeds from the sale of common stock. Should the Investor exercise any portion of the additional investment right (the “Investor Warrant”) for cash, during the duration of the Investor Warrant, there shall become due and payable to Ascendiant immediately upon the Client’s receipt of funds from the Investor, a fee equal to six percent (6%) of the gross cash proceeds from the exercise of all or a portion of the Investor Warrant. Client agrees to notify Ascendiant within three (3) business days of any such cash exercise of a warrant.

6.	Expenses. If the Client requests in writing that Ascendiant travel outside of Southern California to perform the services described herein, whether or not a Transaction is consummated, Client shall reimburse Ascendiant for travel-related expenses pre-approved in writing and payment shall be made within seven (7) days of invoice. The Client agrees that it shall reimburse Ascendiant its reasonable legal fees for the preparation of any legal documents or definitive agreements deemed necessary to facilitate the Transaction contemplated herein in an amount not to exceed $30,000.

7.	Term. The term of this Agreement shall be for thirty (30) days following the date Client signs this Agreement (the “Term”). Additional extensions may be negotiated as necessary at the mutual written consent of the Client and Ascendiant.

8.	Representations, Warranties, and Indemnification. Each of Ascendiant and Client represents and warrants to each other that this Agreement has been duly authorized, executed and delivered by it;

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel:  (949) 259-4900  |  Fax:  (949) 756-1090  |  www.ascendiant.com

Member FINRA & SIPC

and, assuming the due execution by the other party, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms. Each of Ascendiant and Client agrees to comply with all applicable securities laws, and the Client will disclose to Ascendiant all information necessary for Ascendiant to act upon Client’s request and to notify Ascendiant promptly of any material changes to such information prior to closing of the Transaction. Additionally, the Client agrees to indemnify Ascendiant in accordance with the terms and conditions in Exhibit A to this Agreement. At the closing of any Transaction, the Client shall deliver to Ascendiant any officer’s certificates and opinions reasonably requested by Ascendiant.

9.	Confidentiality. Ascendiant agrees to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to Client’s business interests. Ascendiant and Client will require their employees, agents, affiliates, other licensees, and others who will have access to the information through Ascendiant and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity. Ascendiant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another’s benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Ascendiant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Ascendiant or its representatives. Notwithstanding the foregoing, Client hereby authorizes Ascendiant to transmit to prospective Investors, information and materials provided by Client and/or developed by Ascendiant on behalf of Client upon approval by Client of such materials. Additionally, at any time after the consummation or other public announcement of the Transaction, Ascendiant may, at its own expense, place an announcement in such newspapers and publications as it may choose, stating that Ascendiant has acted as financial advisor and placement agent to the Client in connection with the Transaction, and may use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Ascendiant.

10.	Non-Circumvention. In and for valuable consideration, Client hereby agrees that Ascendiant may introduce (whether by written, oral, data, or other form of communication) Client to one or more Investors. During the Term of this Agreement, Client shall not use such information, except in the context of the Transaction. Client further agrees that during the Term of this Agreement, neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity), any Transaction with such Investors, either directly or indirectly, or accept any Transaction or compensation in relation to such Investors, except as directly through Ascendiant, without the prior written approval of Ascendiant. Ascendiant is relying on Client’s assent to these terms and their intent to be bound by the terms by evidence of their signature. Without Client’s signed assent to these terms, Ascendiant would not introduce any Investors or disclose any confidential information to Client as herein described.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without regard to its conflict of law doctrine. The Client and Ascendiant hereby agree that any dispute concerning this Agreement shall be resolved through binding arbitration in Orange County. The prevailing party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum of attorney’s fees and any other costs and expenses relating thereto.

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel:  (949) 259-4900  |  Fax:  (949) 756-1090  |  www.ascendiant.com

Member FINRA & SIPC

12.	Entire Agreement. This Agreement represents the entire agreement by and between the Client and Ascendiant and supersedes any and all other agreements, either oral or written, with respect to the Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding provided, however, that Ascendiant shall be a third party beneficiary of the representations, warranties and covenants given by the Company and the Investors in the definitive purchase agreement as to the Transaction between such parties and Ascendiant shall be permitted to rely on such representations, warranties and covenants as if Ascendiant were a party thereto. The Client and Ascendiant hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Ascendiant.

13.	Notwithstanding anything herein to the contrary, in the event that Ascendiant determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Client shall agree to amend this Agreement in writing upon the request of Ascendiant to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Client.

14.	Survival of Certain Provisions. Sections 5, 6, 8, 9, 11, 12, 13, and Exhibit A of this Agreement shall survive this Agreement, and remain operative and in full force and effect, regardless of, (i) the completion of any Transaction, (ii) the resignation of Ascendiant or any termination of Ascendiant’s services, or (iii) any amendment, expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Client, Ascendiant, and the Indemnified Persons.

Please sign below, and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between StemCells, Inc. and Ascendiant Capital Markets, LLC as of the date first above written. We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

Sincerely,		Accepted and Agreed:

Ascendiant Capital Markets, LLC		StemCells, Inc.

By:	Mark Bergendahl	By:	Ken Stratton
Its:	Managing Partner	Its:	General Counsel
Date:	July 14, 2014	Date:	July 14, 2014

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel:  (949) 259-4900  |  Fax:  (949) 756-1090  |  www.ascendiant.com

Member FINRA & SIPC

EXHIBIT A TO ENGAGEMENT AGREEMENT

This Exhibit A is a part of and is incorporated into that certain letter agreement between StemCells, Inc. (the “Client”) and Ascendiant Capital Markets, LLC (“Ascendiant”). The letter agreement and this Exhibit A are referred to herein as the “Agreement”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

The Client (“Indemnifying Party”) agrees to indemnify and hold harmless Ascendiant, any of its affiliates and their respective officers, directors, partners, employees, representatives and agents and any other persons controlling Ascendiant or any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (each such person or entity being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including reasonable fees and expenses of counsel to the Indemnified Person (collectively, “Losses”), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a “Proceeding” and collectively “Proceedings”), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Indemnifying Party, its affiliates, employees, directors, officers, partners, representatives or agents in connection with the Transaction; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Indemnifying Party shall not be responsible for any Losses arising out of or based upon the willful misconduct, illegal act or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact contained in the registration statement or prospectus supplement used in connection with the Transaction or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such registration statement or prospectus supplement, limited to “Plan of Distribution”. If the indemnification provided for under this Agreement is unavailable to an Indemnified Person in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. If any Proceeding is brought or asserted against an Indemnified Person, such Indemnified Person shall promptly notify the Indemnifying Party in writing, provided that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have under clauses (i)-(iii) above except to the extent that it has materially prejudiced (through forfeiture of substantive rights or defenses) by such failure. If any such Proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Party thereof, the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without consent of the Indemnified Person, be counsel to the Indemnifying Party) to represent the Indemnified Person in such Proceeding and shall pay the reasonable fees and expenses of such counsel. In any such Proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Party and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; or (iv) the named parties in any such Proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that in no event shall the Indemnifying Party be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party shall be liable as provided herein for any settlement of any claim against any Indemnified Person made with the Indemnifying Party’s written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel:  (949) 259-4900  |  Fax:  (949) 756-1090  |  www.ascendiant.com

Member FINRA & SIPC

Party, settle or compromise or consent to the entry of any judgment in any Proceeding (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Proceeding. The indemnity and contribution obligations of the Indemnifying Party set forth herein shall be in addition to any liability or obligation the Indemnifying Party may have to any Indemnified Person at common law or otherwise. The Indemnifying Party hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against any Indemnified Person.

ASCENDIANT CAPITAL MARKETS, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel:  (949) 259-4900  |  Fax:  (949) 756-1090  |  www.ascendiant.com

Member FINRA & SIPC